EMPLOYMENT AGREEMENT




         This Employment Agreement is made effective as of June 1, 1997, by and between Fortune Petroleum Corporation, a Delaware corporation ("Employer") and Tyrone J. Fairbanks ("Employee").

        WHEREAS, prior to the date hereof, Employee served in the employ of Employer in the capacity of president and chief executive officer pursuant to an employment agreement dated July 1, 1994; and

        WHEREAS, the parties desire to abrogate their earlier Employment Agreement and their respective rights and duties thereunder in favor of the terms and conditions set forth herein; and

        WHEREAS, Employer's Board of Directors desires to recognize Employee's continuing importance to the ongoing operations of Employer, the value of his continuing participation in those operations, and desires to provide an incentive and inducement for Employee to continue in his present capacity, notwithstanding the possibility of a change of control or ownership of Employer; and

        WHEREAS, Employee is willing, on the terms and conditions set forth herein, to continue in the employ of Employer for the terms set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, and of the mutual and dependent covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1.     EMPLOYMENT AND DUTIES
               ---------------------

        Employer hereby employs Employee on the terms and conditions hereinafter set forth as its president and chief executive officer, or such other executive capacity as the Board of Directors may from time to time prescribe, and Employee hereby accepts such employment upon such terms and conditions for the period hereinafter fixed. Employee shall not be required to spend any extended periods outside the immediate area surrounding Employer's headquarter's office, except that Employee agrees to make routine business trips of reasonable duration for the benefit of Employer and its business and in the discharge of Employee's duties hereunder.

        2.     PERFORMANCE
               -----------

        Employee agrees to devote substantially all of his business time and efforts to the performance of his duties as an executive of Employer as specified from time to time by the Board of Directors of Employer. During the term of this Agreement, Employee shall not engage in any business that is competitive with Employer, either through ownership (other than ownership of securities of publicly held corporations of which Employee owns less than 5% of any class of outstanding securities) or as a director, officer, agent, employee or consultant.

        3.     BONUS
               -----

        Employer agrees to award Employee a one-time bonus in the amount of Thirty-Five Thousand Dollars ($35,000.00) upon entering into this Agreement. Such bonus shall be paid one-half upon execution of this Agreement and one-half on January 2, 1998.

        4.     TERM
               ----

        The period of employment hereunder shall commence on the date hereof and shall terminate May 31, 2000 (the "Termination Date"), provided, however, that the term hereof shall be automatically extended on the tenth day of each and every calendar month during the term of this Agreement for an additional calendar month so that at the beginning of each and every month during the term of this Agreement there shall be remaining a term of three (3) years. The foregoing notwithstanding, either party hereto may deliver to the other a written notice of termination, to be effective (A) on the Termination Date if delivered more than six (6) months prior to the Termination Date or (B) the first day of the calendar month next following six (6) months from the date of such delivery, if such delivery occurs at any time after a date six (6) months prior to the Termination Date.

        5.     COMPENSATION AND EXPENSES
               -------------------------

        For all services to be rendered by Employee hereunder, Employer agrees to pay Employee, in a manner consistent with the payment of other employees of Employer, the sum of One Hundred Sixty Thousand Dollars ($160,000.00) ("Base Compensation") per year subject to all legally required deductions. Base Compensation shall be increased by five percent (5%) of Base Compensation per year for each year of the term hereof. In addition to such annual compensation, and provided Employee is in the employ of Employer on May 31 of the year in which the bonus is to be paid, Employer shall award to Employee the additional performance-based compensation as computed in accordance with the provisions of Exhibit "A", attached hereto and incorporated herein. Employee shall also be entitled to participate in other bonus and option plans which may be awarded from time to time in the absolute discretion of the Board of Directors. Employee shall also be reimbursed for reasonable expenses incurred on behalf of Employer upon presentation to Employer of a reasonably detailed statement of the expenses for which reimbursement is claimed.

        6.     VACATION
               --------

        Employee shall have the right to four (4) weeks of vacation each year from his duties as herein described. During such vacation period, the compensation payable to Employee pursuant to the provisions hereof shall continue. Employee's exercise of his rights hereunder shall be consistent with all policies of Employer relating to the use of vacation time.

        7.     BENEFITS
               --------

        Employee shall be provided with an automobile appropriate for his executive capacity with Employer. Employer shall pay all costs and expenses of maintaining said automobile, including upkeep, gasoline, and insurance. Employer shall also continue in force the executive disability policy previously obtained on behalf of Employee.

        In addition to the compensation provided for herein, Employee will also be entitled to participate in all benefits of employment generally available to all other executives of Employer on a commensurate basis as may be offered from time to time by Employer to its other employees similarly situated in experience, including, without limitation, group health, disability, and life insurance benefits and participation in any incentive compensation, bonus, pension, profit sharing, and stock option plans established by Employer.

        8.     PROPRIETARY INFORMATION
               -----------------------

        Employee will not at any time disclose or use, except in the pursuit of the business of Employer and any subsidiary thereof, any proprietary information of Employer without regard to whether such information is embodied in writing or some other physical form. For purposes of this Agreement, the phrase "proprietary information of Employer" means all information which is known only to employees of Employer or its subsidiaries or others in a confidential relationship with Employer and relates to specific technical matters or specific business matters of Employer.

        Employee will not at any time remove from the premises of Employer, except in the pursuit of the business of Employer, any document, component, device, record, or other information of Employer, such documents, components, devices, records, or other information, whether developed by Employee or other employees of Employer, being the exclusive property of Employer.

        9.     TERMINATION AND DISABILITY
               --------------------------

        (A) Employer reserves the right, at its option, to terminate this Agreement on written notice to Employee in the event Employee (i) is convicted of a felony or crime involving moral turpitude, (ii) misappropriates funds of Employer, or (iii) materially breaches of any of the provisions hereof or fails to materially comply with directives of Employer's board of directors, where said breach or failure has not been cured within thirty (30) days from the date of written notice of such breach or failure. In the event of such termination, Employee agrees, for a subsequent period of one year, to refrain from hiring and to use his best efforts to cause any entity with which he is affiliated to refrain from hiring any individual in the employ of Employer on the date of such termination.

        (B) This Agreement shall terminate upon the occurrence of (i) completion of the term of this Agreement, when a notice of such termination is delivered, in writing, by either party to the other, pursuant to Section 4, above; (ii) Employee's death; (iii) the conditions specified in Section 9(A) above; or (iv) inability of Employee, because of physical or mental disability, to perform efficiently all of the duties of his employment hereunder for an aggregate of six (6) months during any twelve (12) month period.

        (C) During the period of any such disability as referred to in Section 9(B)(iv), and until employment hereunder is terminated pursuant to its provisions, Employee shall be entitled to all compensation and other benefits to which he would otherwise be entitled hereunder had such disability not occurred, less the aggregate amount of any payments under either disability insurance policies maintained by Employer or programs of federal or state governments.
Employee agrees to apply for all payments to which he is entitled under said policies or programs. Employee shall give Employer notice of any disability hereunder and the receipt of all payments received from said policies or programs.

        (D) Upon termination of Employee's employment hereunder, Employer shall have no further obligation to Employee.

        (E) In the event that, within two years following a change in control, this Agreement is terminated by either Employer or Employee for any reason, either voluntary or involuntary, other than for the reasons set forth in Section 9(A), above, Employee shall be entitled to receive a single payment equal to two
(2) years' Base Compensation at the rate provided for in Section 5 above, as amended from time to time by the Board of Directors, and in effect on the date of termination. For the purposes of this Agreement, a change in control shall be deemed to have occurred if, as the result of a tender offer, exchange offer, merger, consolidation, sale of assets, acquisition of assets, or contested election of directors, or any combination of the foregoing (a "Transaction"), the persons who were directors of Employer immediately prior to the Transaction shall cease to constitute at least two-thirds of the membership of the Board of Directors of, or of any parent of, or successor to, Employer within two years after the Transaction.

        In addition, in the event of such termination within two years of a change of control, (i) the rights of Employee under any applicable retirement, profit sharing, or stock option plan of Employer shall continue to be governed by the terms of such plans in existence as of the date of termination, except that the exercise price of all shares covered by options which are vested in Employee as of the date of termination shall be reduced to the par value of Employer's stock, (ii) any amounts due and owing by Employee to Employer pursuant those two promissory notes each dated January 2, 1996 shall be forgiven without payment of any kind by Employee, and (iii) Employee shall be entitled to participate, on substantially the same basis as was provided to Employee prior to termination, in Employer's group health plans or arrangements for employees and dependents on a basis commensurate with Employer's employees similarly situated in experience until Employee shall reach age 65. In the event Employee cannot qualify for group health coverage, Employer shall provide Employee individual family coverage on substantially the same basis as was provided to Employee prior to termination.

        In the event of termination of this Agreement under the circumstances described in this Section 9(E), the arrangements provided for by this Agreement, by any stock option or other agreement between Employer or any of its subsidiaries and Employee in effect at the time and by any other applicable plan of Employer or any of its subsidiaries, including participation in Employer's group health plans or arrangements as specified in this Section 9(E), will constitute the entire obligation of Employer to Employee and performance thereof will constitute full settlement of any claim that Employee might otherwise asset against Employer on account of such termination.

        10.    CONSULTATIVE SERVICES
               ---------------------

        Upon termination, as provided in Section 9(B)(i) hereof, of the initial period of this Agreement or of any extension thereof, Employer agrees to engage Employee as a consultant for a period of two (2) years after such termination for the annual sum of forty percent (40%) of the Base Compensation received by Employee for his last year of employment. Employee agrees to render advisory and consultative services for said period. Upon termination of such initial consulting period or any extension thereof, the consulting arrangement set forth in this Section 10 shall be extended automatically upon the same terms and conditions for a period of one (1) year, unless written notice of intent not to so extend is delivered by either party to the other at least thirty (30) days prior to the expiration of such initial or extended period. As a consultant, Employee will be acting in the capacity of an independent contractor and not as an employee of Employer. As an independent contractor, Employee will not receive any of the benefits described in Section 7 of this Agreement. However, Employer agrees to provide Employee an office and normal office services and to reimburse Employee for reasonable expenses incurred on behalf of Employer upon the terms and conditions set forth in Section 5 hereof.

        11.    INDEMNITY
               ---------

        To the extent permitted by applicable law, Employer agrees to indemnify Employee and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall maintain coverage for him under liability insurance policies now in effect or hereafter obtained during the term of this Agreement covering the other officers and directors of Employer. Employer shall pay all expenses, including reasonable attorney's fees and the amounts of court approved settlements, actually incurred by Employee in connection with the defense of any action, suit, or proceeding, and in connection with any appeal thereon, which has been or which may be brought against Employee by reason of Employee's services as a director, officer or agent of Employer or subsidiary thereof.

        12.    NOTICE
               ------

        Unless otherwise directed in writing, any and all notices to Employer referred to herein shall be sufficient if furnished in writing, sent by certified mail to the following address:

                          Fortune Petroleum Corporation
                               One Commerce Green
                          515 W. Greens Road, Suite 720
                              Houston, Texas 77067

and to Employee:

                               Tyrone J. Fairbanks
                             125 Grogans Point Road
                           The Woodlands, Texas 77380

        13.    ASSIGNMENT
               ----------

        The rights and benefits of Employer under this Agreement shall only be transferable by Employer to successors of Employer pursuant to a corporate reorganization such as a merger or sale of substantially all of the assets of Employer, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, said successors-in-interest; provided, however, that Employer shall not enter into a merger or consolidation with and into another corporation which results in the termination of Employer's separate corporate existence unless effective provisions shall have been made with the surviving corporation for the continued employment of Employee generally upon the same terms and conditions set forth in this Agreement. Notwithstanding any such provisions, Employee shall be entitled to the rights set forth in Section 9(E), above.

        This Agreement is personal to Employee and cannot be assigned, nor may duties of Employee hereunder be delegated. Any attempted assignment or delegation by Employee shall render this Agreement null and void at the option of Employer.

        14.    BINDING EFFECT
               --------------

        The terms, conditions, covenants, and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors, and assigns of each of the parties hereto and upon any corporation, entity, or person with which any of the parties hereto may become merged, consolidate, combined, or otherwise affiliated.

        15.    WAIVER
               ------

        The waiver of either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as the waiver of any subsequent breach of such other party.

        16.    ATTORNEYS' FEES
               ---------------

        In the event that any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees and costs.

        17.    ENTIRE AGREEMENT
               ----------------

        This Agreement represents the entire agreement between the parties hereto, and other or prior understandings, agreements, and contracts are hereby canceled without further liability whatsoever as to either party.

        18.    AMENDMENT
               ---------

        This Agreement shall not be altered or modified except by further written agreement between the parties.

        19.    CHOICE OF LAW
               -------------

        This Agreement shall be interpreted, construed, and applied according to the laws of the State of Texas applicable to contracts made and performed within such State.


        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.


                                      FORTUNE PETROLEUM CORPORATION



                                      By:  /s/ Dean W. Drulias
                                           -------------------------------------
                                           DEAN W. DRULIAS
                                           Executive Vice President



                                           /s/ Tyrone J. Fairbanks
                                           -------------------------------------
                                           TYRONE J. FAIRBANKS

                                   EXHIBIT "A"


        The initial annual performance bonus as determined hereunder shall be paid July 1, 1998 and shall be equal to one percent (1%) of the "Calculation Value Increase", defined as the difference obtained by deducting (i) one hundred ten percent (110%) of the average of the closing price of Employer's common stock on the AMEX consolidated market for each trading day in May 1997, multiplied by the total number of common shares outstanding on the last trading day of such month (the "Base Value") from (ii) the average of the closing price of Employer's common stock on the AMEX consolidated market for each trading day in May 1998, multiplied by the total number of common shares outstanding on the last trading day of such month (the "Calculation Value"). Each subsequent annual performance bonus shall be paid on July 1 of each succeeding calendar year, and shall be based on the Calculation Value Increase as computed above, deducting from the Calculation Value for the month of May nearest the bonus payment date the Calculation Value for the next-preceding month of May.

        At no time during the term hereof shall the subtrahend in any bonus calculation be less than the greater of either the largest Calculation Value previously determined hereunder or the Base Value. Any Calculation Value Increase determined hereunder shall be reduced by the gross proceeds realized by Employer, if any, as the result of all new issuances of common stock shares of Employer during the twelve-month period ending on the last day of May immediately preceding the bonus payment date, whether realized by the exercise of stock options or purchase warrants, equity offering, asset acquisition, or otherwise. No annual performance bonus shall be payable hereunder for any year in which the Calculation Value Increase is zero or a negative number. The amount of any annual performance bonus payable hereunder shall not exceed the Base Compensation paid Employee in the calendar year immediately prior to the year in which the bonus is payable.

        In the event Employer's net income from continuing operations, adjusted by adding back any non-cash expenses and deducting any non-cash income, where non-cash expenses and income shall include, but not be limited to, deferred income taxes; depreciation, depletion and amortization; impairment to oil and gas properties; non-cash debt conversion expense; non-cash compensation expense; gain or loss from sale of property and equipment; and other adjustments to reconcile Employer's net income or loss to net cash provided by or used in operating activities as reported in the Employer's statements of cash flow prepared in accordance with generally accepted accounting principles, other than changes in assets and liabilities ("EBITDA") for the year ended December 31 immediately prior to the date on which the annual performance bonus is to be paid equals or exceeds, by a multiple of at least twenty (20), the bonus calculated hereunder, the bonus shall be paid entirely in cash. To the extent EBITDA at such date is less than twenty (20) times the bonus so calculated, such bonus shall be paid in cash and stock, with the stock portion being paid in the same proportion as (i) twenty (20) minus the actual multiple of the bonus to be paid which EBITDA represents bears to (ii) ten (10); i.e, 20 minus the actual multiple, all divided by 10. Such stock shall be valued at the per share price used to determine the Calculation Value for the month of May nearest the applicable annual performance bonus payment date. The foregoing notwithstanding, Employer's board of directors shall retain the discretion to increase the cash and reduce the stock portions of any such bonus. Employer shall withhold and promptly pay to all appropriate tax agencies applicable taxes on the stock portion of such bonus at Employee's highest marginal tax rate and shall remit to Employee the number of shares of common stock calculated net of such withholding.

        Any terms used but not defined herein shall have the meaning ascribed to them in the employment agreement to which this exhibit is attached.